Exhibit 99.1

IsoRay, Inc. Enters Into Agreement to Settle Class Action Shareholder Litigation

Final Settlement Requires Court Approval

RICHLAND, Wash., September 27, 2016 - - IsoRay, Inc. (“IsoRay”) (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck, and gynecological cancers, today announced that on September 23, 2016, it entered into a Stipulation of Settlement (the “Settlement”), pursuant to which IsoRay and IsoRay’s former CEO (together, the “Defendants”) have, subject to certain conditions and approvals, agreed to settle the previously-disclosed consolidated securities class action litigation, In re IsoRay, Inc. Securities Litigation, Case No. 4:15-cv-05046-LRS (the “Litigation”), pending in the U.S. District Court for the Eastern District of Washington.

If the Settlement becomes final, among other things, (i) the claims against the Defendants will be dismissed with prejudice and released, such that every member of the settlement class will be barred from asserting against the Defendants any claims alleged in the complaint or arising from the complaint, and (ii) a payment of $3,537,500 will be made for the benefit of the settlement class, which IsoRay expects to be funded entirely by its insurance carriers. The Defendants have denied and continue to deny each and all of the claims alleged by the plaintiffs in the Litigation. Nevertheless, the Defendants have agreed to the Settlement to eliminate the uncertainty, distraction, burden, and expense of further litigation.

The proposed Settlement is subject to a number of conditions, including, among other items, preliminary and final court approval. Details regarding any proposed Settlement will be communicated to potential class members prior to the final court approval. At this time, there can be no assurance that the conditions to effect the Settlement will be met or that the settlement of the Litigation will receive the required court approvals.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter @Isoray.

Safe Harbor Statement

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding the prospective resolution of the Litigation. Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause IsoRay’s actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Litigation Settlement will not be finalized or approved by the court or that other conditions may not be met for approval. If the Settlement is not finalized, the ultimate resolution and the impact on IsoRay cannot be assessed. Whether or not the Settlement is approved depends on various factors, including, but not limited to, the number of and reasons for any potential objections to the Settlement or the number of class members excluding themselves from the Litigation Settlement. IsoRay can give no assurances that any results or events projected or contemplated by its forward-looking statements will in fact occur and IsoRay cautions you not to place undue reliance on these statements. Unless required to do so by law, IsoRay undertakes no duty to update these forward-looking statements to reflect any future events, developments or otherwise.

Contacts

IsoRay, Inc.

Info@Isoray.com

(509) 375-1202

Investors

Stephanie Prince, Managing Director

PCG Advisory

sprince@pcgadvisory.com

(646) 762-4518